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                               SUBLEASE AGREEMENT

          THIS SUBLEASE AGREEMENT (the "Sublease") is entered into as of the 7th day of July, 1999, by and between EXE Technologies, Inc., a Delaware Corporation ("Sublessor") and Cook Inlet\Voicestream PCS, L.L.C., a Delaware Limited Liability Company ("Subtenant").

                              W I T N E S S E T H:

          WHEREAS, BLI-8787, LTD, as landlord/lessor ("Landlord"), and Sublessor, as tenant/lessee, entered into a lease (herein the "Lease") dated May 18, 1999, a copy of which is set forth on EXHIBIT "A" attached hereto and incorporated herein by reference for all purposes, pursuant to which Landlord leased to Sublessor certain improved premises known and designated as Floors 1-8 of Tower I of Regal Stemmons Corporate Center, located at 8787 Stemmons Freeway, Dallas, Texas and floors 1-5 of Tower II, located at 8777 Stemmons Freeway, Dallas, Texas (the Premises"), as more fully set forth in the Lease; and

          WHEREAS, Sublessor desires to sublet to Subtenant a portion of the Premises (the "Subleased Premises"), comprising approximately 13,262 net rentable square feet on the second floor in Tower II further described and outlined on EXHIBIT "B", attached hereto and incorporated herein by reference for all purposes; The rentable square footage may be adjusted to reflect any variance once the demising wall is actually installed.

          NOW, THEREFORE, for and in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in further consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

          1. SUBLEASE. Sublessor hereby rents and sublets the Subleased Premises to Subtenant, to have and to hold the same unto Subtenant, from the date hereof for the term of this Sublease, subject to the terms and provisions hereof. Notwithstanding anything herein to the contrary, Subtenant shall hold the Subleased Premises pursuant and subject to the same terms, conditions, covenants and agreements contained in the Lease and shall perform all such functions as are required to be performed by Sublessor, as tenant/lessee therein, as to the Subleased Premises, provided, however, Subtenant shall only be responsible for the payment of "Base Rent" and "Additional Rent" as those terms are defined in the Lease, as set forth in this Sublease. Notwithstanding anything herein to the contrary, Subtenant hereby expressly assumes and agrees to keep, observe, perform and be bound by all of the conditions, covenants, and agreements contained in the Lease on the part of Sublessor to be kept, observed and performed pertaining to the Subleased Premises and the Premises; provided, however, Subtenant shall only be responsible for the payment of "Base Rent" and "Additional Rent" as those terms are defined in the Lease, as set forth in this Sublease. Except as otherwise provided herein, all of the terms and provisions of the Lease which are applicable to or binding upon Sublessor, as tenant/lessee thereunder, shall also be applicable to or binding upon Subtenant in the same manner as if such terms and provisions had been set forth in full herein. All provisions of the Lease which inure to the benefit of the Landlord therein, shall inure to the benefit of and be enforceable by Sublessor herein as against Subtenant. Except as otherwise set forth herein and provided no event of default has occurred

SUBLEASE AGREEMENT - Page 1
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hereunder, Sublessor shall enforce on behalf of Subtenant and shall permit
Subtenant to enforce, as against the Landlord, all obligations of Landlord under the Lease. All terms having their initial letters capitalized and not defined herein shall have the meanings set forth in the Lease. Notwithstanding any provision contained in the Lease to the contrary, the following shall apply with respect to the Subleased Premises:

               (a) Term: The term (the "Initial Term") of this Sublease shall commence on July ___, 1999 (the "Commencement Date") and shall expire July 30, 2000, unless earlier terminated by operation of law, the terms of the Lease or this Sublease. The Term of this Sublease shall not be extended by, nor shall Subtenant be entitled to the benefit of, any extension or renewal of the Lease pursuant to the terms thereof.

               (b) Rent: Subtenant shall pay to Sublessor as base rent under this Sublease the sum of $19.00 per rentable square foot annually, payable in monthly installments. Subtenant shall pay to Sublessor on the date of execution hereof a payment of base rent in the amount of $20,998.17, representing the installment of base rent for the month of July and any additional rent to be pro rated for occupancy during the month of June of this Sublease. The Rent shall be inclusive of, but not limited to Electricity, Common Area Maintenance, Real Estate Taxes and Insurance. Subtenant shall pay all such amounts to Sublessor at Sublessor's address noted in Paragraph 12 hereof on a monthly basis in advance of the first day of each month, which amounts shall be prorated in the event of a partial month.

               (c) Renewal Options: Subtenant shall have the right to renew this Sublease for two (2) successive six (6) month periods, at the same Rent as defined hereinabove. The renewal options must be exercised no later than sixty (60) days prior to the expiration of the initial (or first renewal) lease term. Notwithstanding the above, during a renewal term, subtenant shall pay to Sublessor Subtenant's Percentage of all other sums payable by Sublessor under the Lease regarding increase in common area maintenance charges, expense pass throughs and other operating expenses above the costs associated with the Subleased Premises for the preceding twelve (12) months.

               (d) Right of First Refusal. Subtenant shall have an ongoing Right of First Refusal on the remaining space on the floor throughout the term of the Lease or any Renewal Period.

               (e) Security Deposit: Equal to one month's rent.

               (f) Provisions Excluded: Article 1, Base Rent shall not apply and is hereby specifically excluded from the operation of this Sublease.
          Article 2, Additional Rent, shall not apply to and is hereby specifically excluded from the operation of this Sublease during the Initial Term.

SUBLEASE AGREEMENT - Page 2
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               (g) Parking: Subtenant shall be entitled to use one surface parking space per every 250 rentable square feet of the Subleased Premises and shall have access to, up to ten (10) covered spaces at a charge of $15.00 per space per month.

          2. POSSESSION OF SUBLEASED PREMISES. Subtenant acknowledges that Sublessor has delivered possession of the Subleased Premises to Subtenant, and that, notwithstanding any provision contained in the Lease to the contrary, Subtenant hereby accepts the Subleased Premises "as is" and in its current condition as of the date hereof. Notwithstanding the foregoing, Sublessor shall be responsible for timely demising the floor to create the Subleased Premises.

          3. USE. Subtenant shall use the Subleased Premises only for general office purposes. Subtenant shall not do or suffer anything to be done upon the Subleased Premises which shall cause an injury to the Subleased Premises, or violate any zoning, building, health, safety or other code or ordinance of any federal, state or local unit of government which has jurisdiction over the Subleased Premises and Subtenant shall hold Sublessor harmless against any and all costs, expenses, losses or damages incurred, suffered, or imposed on Sublessor as a result of any use of the Subleased Premises by Subtenant in violation of any such laws or the terms of the Lease.

          4. MAINTENANCE. Subtenant shall maintain and keep the Subleased Premises in good repair and in a clean and orderly condition and shall assume all obligations of Sublessor under the Lease related to the maintenance and repair of the Subleased Premises. Upon expiration of the Term hereof, Subtenant shall deliver the Subleased Premises to Sublessor, broom clean and in the same condition as at the Commencement Date, ordinary wear and tear expected.

          5. TAXES. Subtenant shall pay to the appropriate taxing authority all taxes of any kind whatsoever becoming due with respect to Subtenant's personal property located in or about the Subleased Premises.

          6. INSURANCE. Subtenant will insure the Subleased Premises to the same extent that, and will procure and maintain such other insurance in connection therewith as, Sublessor is required to maintain under the Lease. Any proceeds received under such insurance shall be applied as provided in the Lease, except that Subtenant shall be considered in the place of Sublessor as to the Subleased Premises.

          7. ASSIGNMENT AND SUBLETTING. Subtenant shall not assign or sublease all or a portion of the Subleased Premises to any other party without obtaining the prior written consent of the Landlord and Sublessor; provided, however, Sublessor's consent shall not be unreasonably withheld. In the event that Subtenant attempts or purports to assign or sublease all or a part of the Subleased Premises to any other party in violation of the terms of this paragraph, such action shall constitute a default under the terms of this Sublease, entitling Sublessor to exercise all remedies provided at law, in equity or under the Lease. Notwithstanding any assignment or subletting, Subtenant shall not be relieved of its obligations hereunder and a consent to one assignment or subletting shall not constitute a further waiver of the provisions of this Section.

          8. ALTERATIONS. Subtenant shall not make any alterations, additions or improvements to the Subleased Premises without the prior written consent of Sublessor, which consent shall not be unreasonably withheld. All alterations now or hereafter proposed to be made by Subtenant

SUBLEASE AGREEMENT - Page 3
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shall be made in accordance with and shall be subject to the provisions of the
Lease. In the event Sublessor leases any portion of the remaining vacant space on the 2nd Floor, which makes the aforementioned floor a multi-tenant floor, Sublessor shall have the right to enter Subtenant's space with twenty-four (24) hours' written notice and construct a multi-tenant hallway, (see Exhibit "B" attached).

          9. DEFAULT. The occurrence of any of the following events, as a result of Subtenant's acts or omissions and after written notice and opportunity to cure as set forth hereinafter, shall constitute an event of default entitling Sublessor to exercise those rights specified in the Lease as available to the Landlord thereunder and any rights provided by law:

                    (a) failure to pay any installment of rent or any other payments due hereunder as and when the same shall become due and payable;

                    (b) breach of any term, condition or covenant of this Sublease;

                    (c) breach of any term, condition or covenant of the Lease imposed therein on Sublessor and imposed under this Sublease on Subtenant; or

                    (d) the occurrence of any event of default specified in the Lease;

provided, however, that with respect to any default described in subparagraph
(a) above, Sublessor shall not exercise any of its remedies for default unless and until Subtenant shall fail to cure such default within five (5) business days after receipt of notice of default from Sublessor, and with respect to any default described in subparagraphs (b) and (c) above, Sublessor shall not exercise any of its remedies for default unless and until Subtenant shall fail to cure any default within thirty (30) days of receipt of notice of default from Sublessor (or such shorter period as may be provided in the Lease). Notwithstanding the foregoing, in no event shall Sublessor be required to give notice of any default described in subparagraph (a) above more than two (2) times during any twelve (12) month period. Furthermore, no failure by Sublessor to send notice of default shall be deemed or construed to operate as a waiver of such default or in any way relieve or release Subtenant of any of its obligations under this Sublease.

         10. SUBLESSOR'S RIGHT TO CURE DEFAULTS OF SUBTENANT. If Subtenant shall fail to fulfill any of its obligations under the Lease or this Sublease, Sublessor may, but shall not be obligated to, fulfill any obligations of Subtenant hereunder and if Sublessor shall incur any costs in doing so, such costs shall be additional rent due from Subtenant on the first to occur of demand, or the date of the next rent payment, together with interest at the highest rate allowed by law from the date expended until the date repaid.

          11. INDEMNITY. Notwithstanding any provision of the Lease to the contrary, Sublessor shall not be liable to Subtenant, or any of its agents, employees, servants, or invitees for any damage to persons or property due to the condition, design, or any defect in the building or its mechanical systems that may exist or subsequently occur. Subtenant, with respect to itself or its agents, employees, servants, and invitees, expressly assumes all risk and damages to persons and property, either proximate or remote, by reason of the present or future condition of the Subleased Premises or the Premises. Subtenant agrees that it will indemnify and hold Sublessor harmless

SUBLEASE AGREEMENT - Page 4
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from and against all suits, claims and actions of every kind by reason of any breach, violation, or non-performance of any term or condition on the part of the Subtenant under this Sublease. Additionally, Subtenant agrees to indemnify and hold Sublessor harmless from all claims, actions, damages, liabilities and expenses asserted against the Sublessor on account of injuries to person or damage to property to the extent that any such damage or injury may be caused, either approximately or remotely, by any act or omission, whether negligent or not, of Subtenant or any of its agents, servants, employees, contractors, patrons, or invitees (while such invitees are on the Subleased Premises) or any other person entering upon the Subleased Premises under or with the expressed or implied invitation of Subtenant, or if any such injury or damage made any other way arise from or out of the occupancy or use of Subtenant, its agents, employees and invitees or the Subleased Premises.

          12. NOTICES.

               (a) Any notices required or permitted to be delivered hereunder shall be in writing and shall be deemed to have been received upon the first to occur of: actual receipt; or three (3) days after deposit in an official depository of the United States postal service, postage prepaid, registered or certified mail, return receipt requested, addressed to the parties as follows:

                 If to Sublessor:             EXE Technologies, Inc.
                                              300 Baldwin Tower Boulevard
                                              Eddystone, Pennsylvania  19022
                                              Attn: Joanie Hadick

                                              with a copy to:

                                              EXE Technologies, Inc.
                                              8787 Stemmons Freeway, Suite _____
                                              Dallas, Texas  75247
                                              Attn: Raymond Hood

                 If to Subtenant:             Voicestream PCS BTA I Corporation
                                              3650 131st Avenue, SE, Suite 400
                                              Bellevue, WA 98006
                                              Attention:  David Miller, Esquire

          Either party may change the address for notices by notice in writing given to the other party in the manner hereinabove described.

          (b) Each party hereto shall promptly give the other party a copy of each notice received from, or sent to, the Landlord and relating to the Subleased Premises.

         13. REAL ESTATE BROKER. Except for Jackson & Cooksey, Inc., a Texas corporation ("Sublessor's Broker"), and FULTSONCOR, a Texas corporation ("Subtenant's Broker"), whose

SUBLEASE AGREEMENT - Page 5
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commissions shall be paid pursuant to a separate agreement with Sublessor, the parties represent and warrant to each other that no brokers or agents have been involved on behalf of such party in connection with the consummation of the transactions contemplated by this Sublease. Sublessor agrees to pay the commissions to Sublessor's Broker and Subtenant's Broker pursuant to such separate agreement. SUBLESSOR AND SUBTENANT AUTHORIZE BROKER TO ACT AS AN INTERMEDIARY IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS SUBLEASE AND ACKNOWLEDGE RECEIPT FROM BROKER OF THE DOCUMENT ENTITLED "RULES REGARDING INTERMEDIARY REPRESENTATION" WITH RESPECT TO SUCH INTERMEDIARY RELATIONSHIP, A COPY OF WHICH IS ATTACHED HERETO. BROKER SHALL BE ENTITLED TO RECEIVE A COMMISSION IN CONNECTION WITH THIS TRANSACTION FROM ONE OR BOTH OF THE PARTIES HERETO.

          14. CONSENT OF LANDLORD. This Sublease is conditioned upon Sublessor obtaining the consent of Landlord, within three (3) business days, to the subletting provided for hereunder. In this regard, Subtenant agrees to execute and deliver to Sublessor within three (3) business days of notice by Sublessor such documents and information as are required to obtain Landlord's consent to such subletting.

          15. FACSIMILE AUTHORIZATION. Sublessor and Subtenant agree that this Sublease may be transmitted by facsimile machine, and the parties intend that facsimile signatures shall constitute original signatures. A facsimile copy of this Sublease with signatures, original or faxed, shall be binding on the parties.

          16. CARD KEY ACCESS. Sublessor agrees to provide Subtenant with one Card Key per employee of Subtenant. In the event of a lost, stolen or destroyed Card Key, Subtenant agrees to pay $20.00 per replacement.

SUBLEASE AGREEMENT - Page 6
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         EXECUTED as of the day and year first above written.

                                     SUBLESSOR:

                                     By:  /s/ A C Belsky
                                        ----------------------------------------

                                     Name:  A C Belsky
                                           -------------------------------------
                                     Title:  Senior Vice President
                                             Chief Financial Officer
                                             -----------------------------------

                                     SUBTENANT:

                                     Cook Inlet/VoiceStream PCS, L.L.C.

                                     By:  VoiceStream PCS BTA I Corporation,
                                          its agent

                                     By: /s/ Paul E. Cole
                                         ---------------------------------------
                                     Name:  Paul E. Cole
                                            ------------------------------------

                                     Title:  Executive Director
                                             -----------------------------------


SUBLEASE AGREEMENT - Page 7

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                               CONSENT OF LANDLORD

          Landlord consents to the subletting of the Subleased Premises from Sublessor to Subtenant in accordance with the terms and conditions of the Sublease, however, Sublessor shall continue to remain primarily liable for the payment of all rent and other sums and the performance of all covenants required of Tenant under the Lease in accordance with the terms of the Lease.

                                    LANDLORD:


                                    BLI 8787, LTD.
                                    BY: BARNETT LANE INVESTMENTS, INC.
                                    GENERAL PARTNER

                                    By:  /S/ MIKE MCCAIN
                                       -----------------------------------
                                    Name:  MIKE MCCAIN
                                         ---------------------------------
                                    Title:  VICE PRES.
                                          --------------------------------
                                    Date:            7-7-99
                                         ---------------------------------


SUBLEASE AGREEMENT - Page 8

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                                    EXHIBIT B

                                 [PREMISES MAP]










SUBLEASE AGREEMENT - Page 9